Exhibit 3.1

CERTIFICATE OF CORRECTION OF THE

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

CAPRICOR THERAPEUTICS, INC.

Capricor Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST:  The name of the Corporation is Capricor Therapeutics, Inc.

SECOND:  A Certificate of Amendment to the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 13, 2023 (the “Certificate of Amendment”), and such Certificate of Amendment requires correction as permitted by Section 103 of the DGCL.

THIRD:  The Certificate of Amendment is an inaccurate record of the corporate action referred to therein because the amendment to the Certificate of Incorporation specified in the Certificate of Amendment may not have been duly adopted by the stockholders of the Corporation in accordance with Section 242 of the DGCL.

FOURTH:  The Certificate of Amendment is therefore null and void and of no force or effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Financial Officer this 15th day of June, 2023.

CAPRICOR THERAPEUTICS, INC.

By:	_/s/ Anthony J. Bergmann _________
Anthony J. Bergmann
Chief Financial Officer